Exhibit 6.2

BROKER-DEALER AGREEMENT

This broker dealer agreement (together with exhibits and schedules, the “Agreement”) is entered into by and between Landa App 2 LLC, a Delaware Series Limited Liability Company (“Client”), and Dalmore Group, LLC, a New York Limited Liability Company (“Dalmore”). Client and Dalmore agree to be bound by the terms of this Agreement, effective as of July 20, 2021 (the “Effective Date”):

Whereas, Dalmore is a registered broker-dealer duly authorized to provide and currently providing services in the equity and debt securities market, including offerings conducted via approved exemptions from the Securities and Exchange Commission (“SEC”) such as Regulation D, Regulation A (as defined below), Reg CF and others;

Whereas, Client is offering securities of each of its registered series directly to the public in an offering (the “Offerings”) exempt from registration under Tier 2 of Regulation A of the Securities Act of 1933, as amended (“Regulation A”); and

Whereas, Client recognizes the benefit of having Dalmore as a service provider for qualified investors who participate in the Offerings (“Investors”).

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Appointment, Term, and Termination

a. Client hereby engages and retains Dalmore to provide operations and compliance services at Client’s discretion under the terms set forth in this Agreement.

b. The Agreement will commence on the Effective Date and will remain in effect for a period of twelve (12) months and will renew automatically for successive renewal terms of twelve (12) months each unless any party provides notice to the other party of non-renewal at least sixty (60) days prior to the expiration of the current term. This Agreement may be terminated (i) upon sixty (60) days written notice if either party fails to perform or observe any material term, covenant or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied, (ii) upon written notice, if any material representation or warranty made by either Dalmore or Client proves to be incorrect at any time in any material respect, (iii) in order to comply with applicable laws, rules or regulations, or similar guidance,, if compliance cannot be timely achieved using commercially reasonable efforts, after providing as much notice as practicable, or (iv) upon thirty (30) days’ written notice if Client or Dalmore commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappeable order for relief, under any bankruptcy, insolvency or other similar law, or either party executes and delivers a general assignment for the benefit of its creditors. The description in this section of specific remedies will not exclude the availability of any other remedies. Any delay or failure by Client to exercise any right, power, remedy or privilege will not be construed to be a waiver of such right, power, remedy or privilege or to limit the exercise of such right, power, remedy or privilege. No single, partial or other exercise of any such right, power, remedy or privilege will preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege. All terms of the Agreement, which should reasonably survive termination, shall so survive, including, without limitation, limitations of liability and indemnities, and the obligation to pay Fees relating to Services provided prior to termination.

2. Services. Dalmore will perform the services listed on Exhibit A attached hereto and made a part hereof, in connection with the Offerings (the “Services”). Unless otherwise agreed to in writing by the parties.

3. Compensation. As compensation for the Services, Client shall pay to Dalmore a fee equal to one hundred (100) basis points on the aggregate amount raised by Client. This will only start after FINRA Corporate Finance issues a “No Objection Letter” for the Offerings pursuant to FINRA Rule 5110. Client authorizes Dalmore to deduct the fee directly from Client’s third-party escrow or payment account.

There will also be a onetime advance payment for out-of-pocket expenses of $5,000. Payment is due and payable upon execution of this Agreement. The advance payment will cover expenses anticipated to be incurred by the firm such a preparing the FINRA filing, due diligence expenses, working with Client’s SEC counsel in providing information to the extent necessary, and any other services necessary and required prior to the approval of the Offerings. The firm will refund a portion of the payment related to the advance to the extent it was not used, incurred or provided to the Client.

The Client shall also engage Dalmore as a consultant to provide ongoing general consulting services relating to the Offerings such as coordination with third party vendors and general guidance with respect to the Offerings. The Client will pay a one-time Consulting Fee of $20,000 which will be due and payable immediately after FINRA issues a No Objection Letter and Client receives qualification by the SEC.

4. Regulatory Compliance

a. Client and all its third-party providers shall at all times (i) comply with direct requests of Dalmore; (ii) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all related fees and expenses (including the FINRA Corporate Filing Fee), in each case that are necessary or appropriate to perform their respective obligations under this Agreement. Client shall comply with and adhere to all Dalmore policies and procedures.

Since this Offerings involves ongoing filings, Dalmore will invoice Client (i) $1,000 Form 1-APOS filing fee prior to each filing and (ii) a FINRA Corporate Filing Fee, to be calculated based on the total amount raised in the Offerings. The FINRA Corporate Filing fee shall be calculated in accordance with the applicable rules under FINRA and shall be a pass-through fee payable to Dalmore, from Client, who will then forward it to FINRA as payment for the filing. This fee is due and payable prior to any submission by Dalmore to FINRA.

b. Client and Dalmore will have the shared responsibility for the review of all documentation related to the Offerings but the ultimate discretion about accepting a client will be the sole decision of Client. Each Investor in an Offering will be considered to be that of Client’s and NOT Dalmore.

c. Client and Dalmore will each be responsible for supervising the activities and training of their respective sales employees, as well as all of their other respective employees in the performance of functions specifically allocated to them pursuant to the terms of this Agreement.

d. Client and Dalmore agree to promptly notify the other concerning any material communications from or with any governmental authority or self-regulatory organization with respect to this Agreement or the performance of its obligations, unless such notification is expressly prohibited by the applicable governmental authority or self-regulatory organization.

5. Role of Dalmore. Client acknowledges and agrees that Client will rely on Client’s own judgment in using Dalmore’ Services. Dalmore (i) makes no representations with respect to the quality of any investment opportunity or of any issuer; (ii) does not guarantee the performance to and of any Investor; (iii) will make commercially reasonable efforts to perform the Services in accordance with its specifications; (iv) does not guarantee the performance of any party or facility which provides connectivity to Dalmore; and (v) is not an investment adviser, does not provide investment advice and does not recommend securities transactions and any display of data or other information about an investment opportunity, does not constitute a recommendation as to the appropriateness, suitability, legality, validity or profitability of any transaction. Nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship of any kind.

6. Indemnification.

a. Indemnification by Client. Client shall indemnify and hold Dalmore, its affiliates and their representatives and agents harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, “Losses”), resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) to the extent they are based upon (i) a breach of this Agreement by Client, (ii) the wrongful acts or omissions of Client, or (iii) the Offerings; provided, however that Client shall not be liable for the payment of any portion of such Losses that have resulted from gross negligence, fraud or willful misconduct by Dalmore.

b. Indemnification by Dalmore. Dalmore shall indemnify and hold Client, Client’s affiliates and Client’s representatives and agents harmless from any Losses resulting from or arising out of Proceedings to the extent they are based upon (i) a breach of this Agreement by Dalmore or (ii) the wrongful acts or omissions of Dalmore or its failure to comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under this Agreement; provided, however, that the Dalmore shall be not liable for the payment of any portion of such Losses that have resulted from gross negligence, fraud or willful misconduct by Client.

c. Indemnification Procedure. If any Proceeding is commenced against a party entitled to indemnification under this section, prompt notice of the Proceeding shall be given to the party obligated to provide such indemnification. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceeding and the indemnified party agrees to reasonably cooperate, at the indemnifying party's cost in the ensuing investigations, defense or settlement.

7. Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to Client:

Landa App 2 LLC
6 W. 18th Street

New York, NY 10011
Attn: Yishai Cohen – CEO
Tel: 510-871-4317

Email: y@landa.app

If to Dalmore:

Dalmore Group, LLC.

525 Green Place

Woodmere, NY 11598

Attn: Etan Butler, Chairman

Tel: 917-319-3000

Email: etan@dalmorefg.com

8. Confidentiality and Mutual Non-Disclosure:

a. Confidentiality.

(a) Included Information. For purposes of this Agreement, the term “Confidential Information” means all non-public, confidential and proprietary information of a party and its affiliates (the “Disclosing Party”) disclosed before, on or after the Effective Date to the other party or its affiliates (the “Recipient”) or to any of such Recipient’s or its affiliates’ employees, officers, directors, partners, shareholders, agents, attorneys, accountants or advisors (“Representatives”), whether such information was disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” including, without limitation (i) financial information and business plans, including without limitation, strategic acquisitions, finances, products, services, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing plans, development, sales and other commercial strategies, (ii) unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential intellectual property, (iii) designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing (iv) the names of employees, owners, and other personnel, (v) the names, financial information and other personally-identifiable information of any of the Investors and other users of Client’s products or services, including, but not limited to the Landa Mobile App, (v) security codes and other similar information, (vi) all documentation provided by Client or Investor and (vii) other information that would reasonably be considered non-public, confidential or proprietary given the nature of the information and the Parties’ businesses.

i. Excluded Information. For purposes of this Agreement, the term “confidential and proprietary information” shall not include information that (i) at the time of disclosure is, or thereafter becomes, generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Agreement, act or omission by the Recipient or any of its Representatives, (ii) at the time of disclosure is, or thereafter becomes, available to the Recipient on a non-confidential basis from a third- party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information to the Recipient by any legal, fiduciary or contractual obligation, (iii) was known by or in the possession of the Recipient, as established by documentary evidence, prior to being disclosed by or on behalf of the Disclosing Party pursuant to this Agreement, or (iv) was or is independently developed by the Recipient, as established by documentary evidence, without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information.

ii. Confidentiality Obligations. During the Term and at all times thereafter, neither party shall disclose Confidential Information of the other party or use such Confidential Information for any purpose without the prior written consent of such other party. Without limiting the preceding sentence, each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that such party shall, to the extent permitted under law, notify the other party in writing promptly upon receipt of knowledge of such order so that such other party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority or self-regulatory organization as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Issuer acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Dalmore to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement.

9. Miscellaneous.

a. ANY DISPUTE OR CONTROVERSY BETWEEN THE CLIENT AND DALMORE RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION COMMITTEE OF FINRA.

b. This Agreement is non-exclusive and shall not be construed to prevent either party from engaging in any other business activities.

c. This Agreement will be binding upon all successors, assigns or transferees of Client. No assignment of this Agreement by either party will be valid unless the other party consents to such an assignment in writing. Either party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets. Any assignment by the either party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other party.

d. Neither party will, without prior written approval of the other party, place or agree to place any advertisement in any website, newspaper, publication, periodical or any other media or communicate with the public in any manner whatsoever if such advertisement or communication in any manner makes reference to the other party, to any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control, with the other party and to the clearing arrangements and/or any of the Services embodied in this Agreement. Client and Dalmore will work together to authorize and approve co-branded notifications and client facing communication materials regarding the representations in this Agreement. Notwithstanding any provisions to the contrary within, Client agrees that Dalmore may make reference in marketing or other materials to any transactions completed during the term of this Agreement, provided no personal data or Confidential Information is disclosed in such materials.

e. THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THE AGREEMENT, WILL BE SUBJECT TO THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

f. If any provision or condition of this Agreement will be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in the Agreement.

g. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. The Agreement may not be modified or amended except by written agreement.

h. This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Client: Landa App 2 LLC
By: Landa Holdings, Inc., as manager

By	/s/ Yishai Cohen
Name:	Yishai Cohen
Its:	CEO

Dalmore Group, LLC

By	/s/ Etan Butler
Name:	Etan Butler
Its:	Chairman

EXHIBIT A

Services

a.	Dalmore Responsibilities – Dalmore agrees to:

i.	Review Investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to Client whether or not to accept an Investor as a customer of Client;

ii.	Review each investors subscription agreement and other applicable documents related to an Offerings by Client to confirm such Investors participation in the Offerings, and provide a determination to Client whether or not to accept the use of the subscription agreement for the Investors participation;

iii.	Contact and/or notify the issuer, if needed, to gather additional information or clarification on an Investor;

iv.	Not provide any investment advice nor any investment recommendations to any Investor;

v.	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g. as needed for AML and background checks);

vi.	Coordinate with third party providers to ensure adequate review and compliance.

vii.	Serve as the broker of record for the Offerings; and

viii.	Provide any other services as the Parties hereto deem necessary in order to carry out the obligations under this Agreement.